EXHIBIT 3.2
AMENDMENT NO. 1
TO
AMENDED AND RESTATED BYLAWS
OF
ENCORE WIRE COPORATION
     Effective as of February 20, 2006, the Amended and Restated Bylaws dated July 20, 2004 (the “Bylaws”) of Encore Wire Corporation., a Delaware corporation (the “Corporation”), are amended in the following respects:
     1. Section 1 of Article III of the Bylaws is hereby amended and restated to read in its entirety as follows:
     “Section 1. The number of directors which shall constitute the full Board of Directors shall be not less than (5), and shall be fixed by the Board of Directors from time to time. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this Article, and each director elected shall hold office until his successor is elected and qualified. Directors need not be stockholders.”
     2. The new Section 4 of Article III of the Bylaws hereby reads in its entirety as follows:
     “Section 4. The Board of Directors has created the honorary position of chairman emeritus and has designated Vincent A. Rego the chairman emeritus of the corporation in recognition of his extraordinary contributions to the corporation which he co-founded in 1989 and to the electrical wire and cable companies he founded and managed since the 1960s. Mr. Rego’s appointment as chairman emeritus shall endure for the duration of his life during which he shall be invited and shall have the right to attend and observe all meetings of the Board of Directors.”
     3. Section 1 of Article V of the Bylaws is hereby amended and restated to read in its entirety as follows:
     “Section 1. Elected Officers. The officers of the corporation shall be chosen by the Board of Directors and shall be a president, one or more vice presidents, a secretary and a treasurer. The officers of the corporation may also include a chairman of the board and a vice chairman, both of whom shall be chosen by the Board of Directors.”
     4. Section 2 of Article V of the Bylaws is hereby amended and restated to read in its entirety as follows:
     “Section 2. Election. The Board of Directors, at its first meeting after each annual meeting of stockholders, shall choose a president from its members, and one or more vice presidents, a secretary and a treasurer, none of whom need be a member of the Board of Directors. The Board of Directors may also choose a chairman of the Board of Directors and a vice chairman, neither of whom need to be a member of the Board of Directors. The Board of Directors, the chairman of the Board of Directors, if one is appointed, or the president at any time may also appoint one or more assistant secretaries and assistant treasurers.”
     5. Section 6 of Article V of the Bylaws is hereby amended and restated to read in its entirety as follows:
     “Section 6. The chairman of the board, if one is elected, shall preside at meetings of the Board of Directors and the stockholders when present. He shall assist the Board of Directors in the formulation of policies of the corporation and shall see that all orders and resolutions of the Board of Directors and all policies formulated by the Board of Directors are carried into effect. Where formulation of policies of the corporation does not require action by the Board of Directors, such policies shall be formulated by the chairman of the board in collaboration with the president. He shall also be available to other officers for consultation and advice. He shall have power and general authority to execute bonds, deeds and contracts in the name of the corporation and to affix the corporate seal thereto; to sign stock certificates; to cause the employment or appointment of such employees and agents of the corporation as the proper conduct of business may require and to fix their compensation, subject to the provisions of these bylaws; to remove or suspend any employee or agent who shall have been employed or appointed under his authority or under the authority of an officer subordinate to him; and to suspend for cause, pending final action by the authority which shall have elected or appointed him, any officer subordinate to the chairman of the board. He shall have such other powers and duties as may, from time to time, be prescribed by the Board of Directors. In the event of the absence or disability of the chairman of the board, his duties shall be performed and his powers may be exercised by the President unless otherwise determined by the Board of Directors.”
     6. Section 8 of Article V of the Bylaws is hereby amended and restated to read in its entirety as follows:
     “Section 8. The president shall be the chief executive officer of the corporation and shall have general and active management of the business of the corporation. The president shall, in the absence of the chairman of the board or if one is not elected, preside (1) at all meetings of the stockholders and (2) in the absence of the vice chairman, if one is elected, at all meetings of the Board of Directors, shall have management and supervision of the day-to-day operations of the corporation and shall see that all orders and resolutions of the Board of Directors and all policies formulated by the Board of Directors, or by the chairman of the board in collaboration with the president, are carried into effect. The president shall have power and general authority to execute bonds, deeds and contracts in the name of the corporation and to affix the corporate seal thereto; to sign stock certificates; to cause the employment or appointment of such employees and agents of the corporation as the proper conduct of operations may require and to fix their compensation, subject to the provisions of these bylaws; to remove or suspend any employee or agent who shall have been employed or appointed under his authority or under authority of an officer subordinate to him; to suspend for cause, pending final action by the authority which shall have elected or appointed him, any officer subordinate to the president; and in general to exercise all the powers usually appertaining to the office of president and chief operating officer of a corporation, except as otherwise provided by statute, the certificate of incorporation or these bylaws. In the event of the absence or disability of the president, his duties shall be performed and his powers may be exercised by the vice presidents in the order of their seniority, unless otherwise determined by the president, the chairman of the board (if one is elected), the Executive Committee or the Board of Directors.”
     The undersigned Secretary of the Corporation hereby certifies that the foregoing amendments to the Corporation’s Bylaws were duly adopted by the Board of Directors of the Corporation on February 20, 2005, effective as of such date.

ENCORE WIRE CORPORATION
By:	/s/ Frank J. Bilban
Frank J. Bilban, Vice President -- Finance,
Treasurer, Secretary and Chief Financial Officer